Exhibit 5.1

December 22, 2015

Wal-Mart Stores, Inc.
702 Southwest Eighth Street
Bentonville, Arkansas 72716

Re:	Wal-Mart Stores, Inc.
Post-Effective Amendment No. 2 to Registration Statements on Form S-8 relating to the Wal-Mart Stores, Inc. Stock Incentive Plan of 2015

Ladies and Gentlemen:

We have acted as special counsel for Wal-Mart Stores, Inc., a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 2 to its Registration Statement on Form S-8 (Registration No. 333-60329), as previously amended on August 6, 2010 by that certain Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (as amended, the “Initial Registration Statement”), and with Post-Effective Amendment No. 2 to its Registration Statement on Form S-8 (Registration No. 333-128204), as previously amended on August 6, 2010 by that certain Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (as amended, the “Second Registration Statement” and together with the Initial Registration Statement, the “Registration Statements”). The Initial Registration Statement relates to the registration of the offer, sale and issuance of a total of 80,000,000 shares of the common stock, $0.10 par value per share, of the Company (the “Common Stock”) and the Second Registration Statement relates to the registration of the offer, sale and issuance of 50,000,000 shares of the Common Stock pursuant, in each case, to the Wal-Mart Stores, Inc. Stock Incentive Plan of 2015 (the “Plan”), and awards of Shares (as defined below) and awards of rights to acquire shares of the Common Stock made to employees of the Company and certain of its subsidiaries pursuant to the Plan. The Plan reflects the amendment, restatement and renaming of the Wal-Mart Stores, Inc. Stock Incentive Plan of 2010 (the “2010 Plan”), which itself reflected the amendment, restatement and renaming of the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005 (the “2005 Plan”), which itself reflected the amendment, restatement and renaming of the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 (the “1998 Plan”). The shares of the Common Stock to which the Registration Statements relate are referred to herein as the “Shares,” and awards of Shares and awards of rights to acquire Shares outstanding under the Plan on the date hereof and hereafter made pursuant to the Plan are referred to herein as “Awards.” Certain of the Shares have not been issued by the Company in reliance on either of the Registration Statements. Each of the Registration Statements is being amended by the Company by means of a Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (together, the “Second Post-Effective Amendments”).
In rendering the opinion expressed herein, we have examined and relied upon, without investigation or independent verification, among other things, executed originals, counterparts or copies of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended and restated to date, the Registration Statements (including each Registration Statement as it originally became effective under the Securities Act of 1933, as amended (the “Act”) and the rules and regulations promulgated pursuant thereto (the “Rules”), and Post-Effective Amendment No. 1 to each such Registration Statement, as each such Post-Effective Amendment No. 1 became effective on August 6, 2010 pursuant to the Act and the Rules), the forms of the Second Post-Effective Amendments as they are to be filed with the Securities and Exchange Commission pursuant to the Act and the Rules, certain resolutions of the Executive Committee of the Board of Directors of the Company certified to us to be true and correct by the Company, the 1998 Plan, the 2005 Plan, the 2010 Plan, the Plan and other records and documents as we considered necessary or appropriate to enable us to express the opinion expressed herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete originals of all documents submitted to us as photostatic, conformed, notarized or certified copies. As to facts material to our opinion, we have relied, to the extent that we deem such reliance proper and without investigation or independent verification, upon certificates of public officials and certificates of officers or other representatives of the Company. For purposes of rendering the opinion expressed below, we have assumed (i) that any conditions to the issuance of the Shares pursuant to the Plan and the Awards made thereunder have been or will be satisfied in full at the time of each issuance of Shares pursuant to the Plan and (ii) that, at the time of issuance of each of the Shares pursuant thereto, the Plan will remain in effect and will not have been amended or modified in any manner that affects adversely the validity of the Shares upon issuance under the terms of the Plan, and none of the Awards and the agreements, documents and instruments governing the award, offer and sale of the Shares pursuant to the Plan (collectively, the “Award Documents”) will contain any provision inconsistent with such opinion.

Based on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, subject to the Second Post-Effective Amendments becoming effective under the Act and the Rules and compliance with the Act, the Rules and all other applicable securities laws, the Shares issued after the date on which the Second Post-Effective Amendments become effective that are original issuance securities, when issued in accordance with the terms of the Plan and the terms of the applicable Award Documents upon receipt by the Company of payment for such Shares of an amount of cash or other legal consideration having a value of not less than the aggregate par value of such Shares and duly registered on the Company’s stock transfer records in the name or on behalf of the persons acquiring such Shares pursuant to the Plan and applicable Award Documents, will be validly issued, fully paid and nonassessable.
The opinion expressed above is limited to the General Corporation Law of the State of Delaware and the applicable federal laws of the United States of America. The opinion expressed above is rendered as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any change of fact, circumstance or law after the date hereof. We express no legal opinion upon any matter other than that explicitly addressed above, and our express opinion herein contained shall not be interpreted to be an implied opinion upon any other matter.
We hereby consent to the filing of this opinion as an exhibit to each of the Second Post-Effective Amendments. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the Rules.
Very truly yours,
/s/ Andrews Kurth LLP